July 9, 2018

Dear Shareholder:

The Board of Directors of Wilson Bank Holding Company would like to share the results of our first six months of 2018 with you. The assets of your company as of June 30, 2018 were $2.419 billion representing an increase of $103 million since December 31, 2017 and an increase of $116 million since June 30, 2017. Our net income for the first six months of 2018 was a record $14.8 million up $1.3 million from the first six months of 2017.

We are experiencing a great year of unlimited opportunities of which we are trying to take advantage. We received the “Bauer Financial 5 Star” rating for the quarter ended March 31, 2018. We were recently recognized as one of “Tennessee’s 2018 Best Work Places” for the fourth consecutive year. The most gratifying part of this recognition was that the results were based on feedback given by our employees.

We had a great turnout for the open house for our new Operations Center on May 20th.  Thanks to all of you that took time to come by and celebrate with us.  This new facility provides our employees the tools and space needed to grow and thrive in this competitive banking environment.  We are confident that our customer experience will also be enhanced through this long-term investment.

We have applied for regulatory approval for our first branch location in Williamson County to be open by the end of 2018 and to be located at 9200 Carothers Parkway in Franklin. We are very excited about this opportunity as we enter one of Tennessee’s fastest growing markets.

The Board of Directors has declared a $.55 per share cash dividend to shareholders of record as of July 2, 2018 that will be payable on July 20, 2018. The latest price at which the Company’s common stock has been sold was $47.25 per share.

We ask for your continued support as you recommend our bank to potential customers in the eight counties we currently serve as well as Williamson County as we enter that market. We provide a comprehensive suite of financial services and we would be honored to serve individuals you could recommend to us. We strive daily to be “Middle Tennessee’s Community Bank”.

Sincerely,

Randall Clemons	Will Jordan
President/CEO	Chairman
Wilson Bank Holding Company	Wilson Bank Holding Company